EXHIBIT 10.1

LICENSE AGREEMENT (Draft No. 6)

DATED effective the 1st day of August, 2003

BETWEEN:

West Peak Ventures of Canada Ltd.,
A Federally incorporated Company under the laws of Canada,
having an address for delivery at
Suite 420-475 Howe Street, Vancouver BC V6C 2B3
(“West Peak”)

AND

Earth Energy Resources Inc.
a corporation incorporated under the laws of the Province of
Alberta, and having an address for delivery at
# 2, 4716-91 Ave., Edmonton, Alberta, T6B-2L1
(“Earth”)

WHEREAS:

1.	Earth is the 100% owner and exclusive holder of a chemical formulation utilized for applications such as, but not limited to, extraction of oil from surface mines tar sands and oil shale, soil reclamation and other applications (the “process”);

2.	Earth wishes to engage the assistance and financial contribution of West Peak to demonstrate the viability and effectiveness of the process and implementation of commercial application(s);

3.	West Peak wishes to acquire from Earth an exclusive license of that part of the process involving the extraction of oil from surface mines tar sands and oil shale as well as that part of the process involving soil reclamation, said license to be for all of Canada (the “License”).

THEREFORE West Peak and Earth, for consideration the sufficiency of which is hereby acknowledge, enter this agreement on the following terms and conditions:

Article I
Interpretation

1.1	Included Words. This Agreement shall read with such changes in gender or number as the context shall require.

1.2	Headings. The headings to the articles, sections, subsections, paragraphs, parts or clauses of this Agreement are inserted for convenience only and shall not affect the construction hereof;

1.3	References. Unless otherwise stated, a reference herein to a numbered or lettered article, section, subsection, paragraph, clause or schedule refers to the article, section, subsection, paragraph, clause or schedule bearing that number or letter in this Agreement. A reference to “this” article, section, subsection, paragraph, clause or schedule means the article, section, subsection, paragraph, clause or schedule in which the reference appears. A reference to “this Agreement,” “hereof,” “hereunder,” “herein,” or words of similar meaning, means this agreement, including the schedule hereto, together with any amendments thereof.

Article II
License, Acquisition Cost and Royalty

2.1	License. The unrestricted exclusive License granted by Earth to West Peak is granted for all of Canada (the “license”).

2.2	Additional Licenses. West Peak may, within three (3) years from the execution of this within agreement and upon payment to Earth, in the sum of $500,000.00 (U.S. currency), exercise an option to acquire an exclusive license for the process for all countries located within Central and South America. The terms and conditions of the license will be the same as the terms and conditions in relation to the license granted by Earth to West Peak for all of Canada, unless amended by mutual agreement of the parties.

2.3	License Fee. In consideration for the granting, by Earth, of the exclusive License to West Peak, West Peak shall pay to Earth a total of $500,000.00 CDN. As follows:

(a)	$ 40,000.00 CDN. within 30 days of the date of execution of this agreement;

(b)	$ 60,000.00 CDN. within 45 days of the date of execution of this agreement;

(c)	Subject to Section 3.5, $100,000.00 CDN. within 90 days following receipt by West Peak of the engineering report referred to in Section 3.3 herein; and,

(d)	$300,000.00 CDN. within 12 months following the testing described in Section 3.3 herein, provided that West Peak has not terminated this agreement pursuant to Section 3.5.

2.4	Royalty. West Peak shall calculate and pay to Earth, on a quarterly basis, a Royalty amounting to 5% of West Peak’s Gross Revenues related to and resulting from the process. The first Royalty payment shall be due 3 months from the date Earth delivers to West Peak the plant facility described in Section 2.5 herein. West Peak acknowledges that Earth is entitled to review and/or audit the financial records of West Peak or the records of any and all sub-licensee or assignee of West Peak, is so far as those records relate to the calculation and/or payment of royalties to Earth. If Earth chooses to review and/or audit the financial records of West Peak or the records of any sub-licensee or assignee of West Peak, the records will be made available to Earth during normal business hours and Earth, in turn, will not during the course of the review and/or audit, unduly interfere with the business of West Peak or the sub-licensee’s or assignees of West Peak.

2.5	Acquisition Costs. In addition to the License Fee set out in Section 2.3, West Peak will, provided that West Peak has not terminated this agreement pursuant to Section 3.5, purchase from Earth, complete turn key plants to be constructed by Earth. The price for each plant facility shall be a sum of money equal to the actual dollar cost of Earth to construct the said facility plus an additional sum equal to 25 % of the actual dollar cost of Earth to construct the facility. Upon payment by West Peak of the monies set out in Section 2.3(c), Earth shall provide West Peak with an estimate of the total cost of the plant facility. West Peak shall then immediately provide Earth with a non-refundable deposit of a sum of money equal to 25 % of the total estimated cost of construction of the facility. Upon receipt of the deposit, Earth shall begin construction of the plant facility, said construction to be completed no later than 4 months following receipt of the deposit monies from West Peak. Upon completion of construction by Earth, Earth shall advise West Peak of the balance of monies due for the construction of the facility and make the facility available for inspection by West Peak. Concurrently, Earth shall provide copies of all invoices or other documentation evidencing the means by which Earth calculated the cost of construction of the facility. West Peak retains the right to audit from time to time to insure that any equipment and or chemical products purchased are on a cost plus 25% profit basis. West Peak shall immediately make arrangements to inspect the facility and make payment of the balance of funds due to Earth for the construction of the facility. Earth is not obligated to deliver up the plant facility to West Peak until the balance of monies due are in fact paid by West Peak.

2.6	Product Cost. As West Peak will not be provided with the chemical composition of the formula or formulas used in the process, Earth agrees to supply, as required by West Peak, such quantities of chemical products needed in the process, at a price equal to the cost of Earth to produce such products plus an additional 25%.

2.7	Term. This agreement shall enure for a period of 10 (ten) years and, provided that West Peak has fulfilled all of its obligations, pursuant to this within agreement, the license may be renewed for a further ten (10) year period on the same terms and conditions as contained in this within agreement, and shall be renewed on the same terms and conditions for each subsequent ten year period.

2.8	Processed Sand or Soil. The parties further acknowledge and agree that if, during the currency of this agreement, West Peak or Earth on behalf of West Peak, is able to sell to a third party, any of the processed sand or soil resulting from the use of the process, each of the parties herein shall be responsible to pay ½ of the cost of transportation of that sand or soil to the third party and, further, that after deduction of transportation costs, the proceeds of the sale shall be divided equally as between the parties.

2.9	Assignment or Sublicense. West Peak may assign or grant a sublicense of the license granted by this within agreement but only with the prior written consent of Earth, the consent to be reasonably exercised and provided that the assignee or sub licensee shall be bound by the terms of this agreement. It is further understood and agreed that an assignment or sublicense shall not relieve West Peak from any obligation pursuant to this agreement.

2.10	Sale of License. If West Peak, during the currency of this agreement, wishes to sell all of its interest in the license granted by this within agreement, the sale may occur with the prior written consent of Earth, the consent to be which will not be unreasonably withheld provided that the purchaser will be bound by the terms of this agreement. Any consideration received by West Peak, for the sale of the license, in excess of $500,000.00 (Canadian currency) or a sum in excess of $500,000.00 (U.S. currency) for the sale of a Central or South American license, if the option to purchase the said Central and South American license is exercised by West Peak, shall be divided as to a two-third (2/3) share to West Peak and a one-third (1/3) share to Earth.

2.11	Product and Facility Use. It is expressly understood by West Peak that, during the currency of this agreement, product or formulation, provided by Earth to West Peak, shall only be used in plant facilities constructed and sold by Earth to West Peak; that the plant facility or facilities sold to West Peak by Earth shall only be used for the extraction of oil from surface mines tar sands or oil shale or in soil reclamation projects, within Canada; that the plant facility or facilities constructed and sold by Earth to West Peak cannot be used to test the efficacy of any other chemical formulation; nor can a formulation or formulations be used in the facility or facilities, other than the Kalmic 450 formulation or any other applicable Kalmic formula; that West Peak will not test or allow to be tested, the formulation or product provided by Earth to West Peak, nor will West Peak modify or attempt to modify or to allow any party modify or attempt to modify any formulation or product provided by Earth to West Peak. Any breach of any obligation, pursuant to this within Section 2.11, shall be cause for immediate termination of any license agreement as between Earth and West Peak.

Article III
Due Diligence and Testing

3.1	Non-Disclosure. Concurrent with the execution of this within agreement West Peak, by its authorized officers, shall execute a Confidentiality Agreement, in a form to be agreed to by the parties herein. Earth shall retain the right to demand the signing of the Confidentiality Agreement by any employee, agent or officer of West Peak or any employee, officer or agent of any licensee or assignee of West Peak, that Earth, in it’s sole discretion, deems advisable. West Peak and any licensee or assignee of West Peak, does hereby agree to keep all data, documents, information, and records strictly confidential and shall not sell, nor disclose, any of the data, documents, information and records received from Earth or West Peak related to the business activities of Earth to any other party (nor permit copying) without first obtaining written consent of Earth.

3.2	Due Diligences. Immediately upon execution of this agreement, West Peak’s representative(s) shall be entitled and shall receive full unrestricted access to conduct a comprehensive and thorough inspection and verification of all the details of the process, including inspection of any test facility, subject to a proviso that, at no time, will West Peak or any sub-licensee or assignee of West Peak be entitled to receive any information as to the chemical composition of the formula or formulas used in the process.

3.3	Testing. Within 14 days following West Peak’s payment of monies due pursuant to Section 2.3(b), in the amount of $60,000.00 CDN., a large-scale 500 ton test of suitable bitumen material shall be conducted. If the cost of a large scale test is greater than $60,000, Earth will propose a budget and if funded by West Peak, any payments in excess of $60,000 may be funded by West Peak and if so will be deemed a partial license fee payment as described in Section 2.3. The test shall be within the Province of Alberta at a location approved by West Peak. At West Peak’s cost, it shall provide the test material to be approved by Earth. Earth, at its cost, shall provide a suitable test plant capable of 500 tons per day throughput, related equipment, materials and supplies, permits and licensing, all necessary technical support, including the services of an independent professional and appropriately qualified Laboratory, the latter of which is to be approved by West Peak. The Laboratory shall provide, as soon as practicable after completion of the testing, an engineering report, prepared to normal industry standards, summarizing the test results. Any oil recovered as a result of the test shall be the property of West Peak.

3.4	Additional Testing. West Peak may, at any time after execution of this agreement, at the sole cost of West Peak, have West Peak representatives travel to Grande Prairie with a bitumen or heavy oil sample of approx ten tons, in order to test the process using Earth’s small test facility. Earth shall make the facility available and each party is entitled to have representatives present at all times during testing. West Peak will be entitled to retrieve the oil resulting from the use of the process and have the said oil tested at a laboratory of West Peak’s choosing. West Peak agrees to provide a copy, to Earth, of any laboratory report or letter or test results provided by the laboratory in relation to the said testing.

3.5	Test Results. West Peak may terminate this Agreement if West Peak is not satisfied with the test results provided as a result of the testing completed pursuant to Section 3.3. West Peak must exercise this right to terminate, given pursuant to this within Section, within 90 days following the receipt by West Peak of the engineering report described in Section 3.3 herein. It is understood and agreed that if West Peak terminates this Agreement, pursuant to this within Section, all monies paid by West Peak prior to termination of this Agreement, remain the property of Earth without any claim or further claim by West Peak. It is further understood and agreed that West Peak will return to Earth all data, information or records related to the process or to the business activities of Earth and that the provisions of the Confidentiality Agreement will remain in full force and effect, notwithstanding the termination of this Agreement. West Peak will also discharge, at it’s own expense, any claimed security interest in the license, filed pursuant to the Personal Property Security Act, RSA 2000, c. P-7 and provide proof of discharge to Earth.

3.7	Director Appointment. Upon West Peak’s payment of monies due pursuant to Section 2.3 and 2.5, the Director’s of Earth shall appoint an additional director of Earth. The additional director shall be a person chosen by West Peak. At the same time, the directors of West Peak shall appoint an additional director of West Peak. The additional director of West Peak shall be a person chosen by Earth. It is understood and agreed that during the currency of this agreement, each party is entitled to have a single director, of that party’s choice, to be on the Board of Directors of the other party. The obligation for a director appointment is mutual and if one party is unable or unwilling to appoint a director, pursuant to this within Section, the other party is not obligated to make any appointment.

Article IV
Misc. Covenants

4.1	Use of Proceeds. For an initial $40,000.00, paid pursuant to Section 2.3(a), Earth undertakes to forthwith file a patent application for the process. From the monies paid, pursuant to Section 2.3(b), Earth agrees to complete its corporate organization, ensure that the small test plant facility is fully operational and available for testing and make available to West Peak its test plan(s), including the process, personnel and materials, subject to a proviso that Earth is not obligated to provide West Peak, or any assignee or licensee of West Peak, with a chemical composition of the formula or formulas used in the process.

4.2	No Liens - No Encumbrances Earth represents and warrants that the process, equipment and related technologies and materials, patents or other intellectual property are completely clear of liens or encumbrances and undertakes to hold West Peak harmless from any and all claims prior to this agreement that might affect rights under this Agreement. West Peak reserves the right to file, at it’s sole cost and expense, once this license agreement is signed, a claim to a security interest, pursuant to the Personal Property Security Act, RSA 2000, c. P-7.

4.3	Regulations Earth represents and warrants that in conjunction with the process, it is in full compliance with all Federal and Provincial Regulations in Canada.

4.4	Data The parties recognize that Earth has accumulated and compiled, without limitation, documentation and other data in connection with the process including equipment, supplies and other materials (the “data”). Contemporaneous with the filing of Earth’s patent pending Earth shall forthwith make available to West Peak or its representative all data, without limitation or restriction, for inspection and copying, subject to a proviso that West Peak or any assignee or sub-licensee of West Peak, is not entitled to know the chemical composition of the formula or formulas used in the process.

4.4.1	Prior Data Data prior to the date of this agreement is and shall continue to be owned by Earth, however, the said data shall be made available for inspection and copying by West Peak, subject to a proviso that West Peak or any assignee or licensee of West Peak, is not entitled to know the chemical composition of the formula or formulas used in the process.

4.4.2	New Data Data created subsequent to the signing of this agreement, in relation to the efficacy of the process, or of the efficacy of the formula or formulas used in the process or the chemical composition of the formula or formulas used in the process shall remain the sole property of Earth.

4.5	Default Payment If West Peak is unable to or elects not to make any payment owed to Earth, on 30 days written notice of said default by Earth to West Peak, then at Earth’s election, West Peak shall be subject to binding arbitration (pursuant to section 6.7). If West Peak if deemed to pay as a result of the binding arbitration and fails to do so within 30 days, Earth at its soul description may cancel the license.

4.6	Hold Harmless Earth does hereby unconditionally guarantee and agree to remain liable for any and all obligations and undertakings of Earth hereunder and to hold West Peak harmless against any and all claims arising prior to the date of this agreement.

4.7	Currency All dollar amounts are in Canadian currency unless otherwise stated.

4.8	Sale of Common Shares of Earth. Within sixty (60) days following the receipt by West Peak of the test results, more particularly described in Section 3.3 herein, West Peak may, upon paying to Earth the sum of $500,000.00 (U.S. currency) exercise an option to purchase 25% of the authorized Class “A” Common Shares of Earth.

4.9	Additional Terms Each of West Peak and Earth acknowledge that additional terms to this agreement may be essential to the operation of the License. Both parties agree to execute a formal license agreement by September 31, 2003 A.D. In the event West Peak and Earth are unable to agree on any additional term(s), the disputed term(s) shall be resolved by arbitration contemplated by Section 6.7.

ARTICLE V

5.1	Notice Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or telecopied to the party to whom it is given at:

If to West Peak:

West Peak Ventures of Canada Ltd.
Box 685, 440 - 10816 Macleod Trail S.
Calgary, Alberta T2J 5N8
Attention: Doug W. Cannaday, President
Telecopier No. (403) 201-8971

If to Earth:

Earth Energy Resources Inc.

Bezanson, Alberta
Attention: Laurie Lindgren, President
Telecopier No. (780) 539-1647

Any notice given as aforesaid shall be deemed to have been given or made on, if delivered, the date on which it was delivered or, if telecopied, on the next business day after it was telecopied. Any Party may change its address for notice from time to time by notice given to the other Parties in accordance with the foregoing.

ARTICLE VI
GENERAL PROVISIONS

6.1	Entire Agreement This Agreement, constitutes the entire agreement between the Parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter herein. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties.

6.2	Waiver No consent or waiver, express or implied, by any Part to or of any breach or default by any other Party or any or all of its obligations under this Agreement will:

1)	be valid unless it is in writing and stated to be a consent and waiver hereunder;

2)	be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation;

3)	constitute a general waiver under this Agreement; or

4)	eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

6.3	Further Assurances The Parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

6.4	Time is of the Essence Time shall be of the essence in the performance of this Agreement.

6.5	Enurement This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns.

6.6	Governing Law This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

6.7	Arbitration Subject to Section 4.6 herein, in the event of any dispute affecting matters in any way connected with or affected by this agreement by and/or on behalf of either of the Parties, the Parties agree such dispute shall be resolved by arbitration pursuant to the Arbitration Act, RSA 2000, c. A-43 conducted in the City of Calgary, Province of Alberta. The cost of such arbitration shall be shared equally by West Peak as to one-half and the remainder one-half by Earth. An arbitration proceeding shall determine, with finality, any dispute. In the event Earth fails or is unable to pay its share of any costs under this clause, West Peak is hereby authorized by Earth to deduct Earth’s share of costs from any future payment owed by West Peak to Earth.

6.8	Fax and Counterpart This Agreement may be executed by fax and in counterparts.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

West Peak Ventures of Canada Ltd.
Per:	/s/

Earth Energy Resources Inc.
Per:	/s/ DAVID BROUGH

David Brough

Per:	/s/ LAURIE LINGEREN

Laurie Lindgren